UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2006

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Bonuses to be Paid to Certain of Our Named Executive Officers

On February 15, 2006, the Board approved cash bonuses for certain of our officers and employees, including bonuses to be paid to two of our five “named executive officers” for 2005, Timothy M. Bender, our President, Worldwide Consumer Group, and William B. Chiasson, our Chief Financial Officer. Messrs. Bender and Chiasson will each be paid a cash bonus in the amount of $35,000.

Change in Compensation Arrangements for Non-Employee Directors

On February 15, 2006, the Board approved an increase in the amount of the annual retainer to be paid to the Chairman and members of the Audit Committee of the Board. Effective February 16, 2006, the annual retainer for the Chairman of the Audit Committee has been increased from $10,000 to $20,000 and the annual retainer for each member of the Audit Committee has been increased from $5,000 to $10,000.

In addition, on February 15, 2006, the Board approved a change in the manner of determining the meeting fee to be paid to our non-employee directors. Effective February 16, 2006, each non-employee director will receive a meeting fee of $1,500 for each Board or Board committee meeting attended, regardless whether the meetings are held on the same day or different days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: February 21, 2006	By:	/S/ THOMAS J. KALINSKE
Thomas J. Kalinske
Chief Executive Officer